Exhibit 23.13

CONSENT OF EXPERT

The undersigned hereby consents to (i) the references to, and the information derived from, the Nuestra Sefńora Mineral Reserve and Resource estimate and to (ii) the references to the undersigned’s name, included in or incorporated by reference in the Registration Statement on Form F-4 being filed by Americas Silver Corporation.

/s/ James Stonehouse
James Stonehouse, SME-RG

Dated November 5, 2018